Exhibit 99.1

Capital One Financial Corporation

Monthly Charge-off and Delinquency Statistics

As of and for the month ended September 30, 2008

National Lending Metrics (Managed Basis)

(dollars in thousands)

September 2008
U.S. Card Metrics
Net Principal Charge-Offs	$365,451
Average Loans Held for Investment	$69,208,095
Annualized Net Charge-Off Rate	6.34%
30 Days + Delinquencies	$2,916,359
Period-end Loans Held for Investment	$69,361,742
30 Days + Delinquency Rate	4.20%

Auto Finance Metrics
Net Principal Charge-Offs	$93,438
Average Loans Held for Investment	$22,527,712
Annualized Net Charge-Off Rate	4.98%
30 Days + Delinquencies	$2,078,777
Period-end Loans Held for Investment	$22,306,394
30 Days + Delinquency Rate	9.32%

International Metrics
Net Principal Charge-Offs	$51,047
Average Loans Held for Investment	$10,429,115
Annualized Net Charge-Off Rate	5.87%
30 Days + Delinquencies	$537,147
Period-end Loans Held for Investment	$10,254,713
30 Days + Delinquency Rate	5.24%

Reconciliation to GAAP Measures

Our “managed” consolidated financial statements reflect adjustments made related to effects of securitization transactions qualifying as sales under accounting principles generally accepted in the United States (“GAAP”). We generate earnings from our “managed” loan portfolio which includes both the on-balance sheet loans and off-balance sheet loans. Our “managed” income statement takes the components of the servicing and securitizations income generated from the securitized portfolio and distributes the revenue and expense to appropriate income statement line items from which they originated. For this reason, we believe the “managed” consolidated financial statements and related managed metrics to be useful to stakeholders.

Reportable Segments

We manage our business as two distinct operating segments: Local Banking and National Lending. The Local Banking and National Lending segments are considered reportable segments based on quantitative thresholds applied to the managed loan portfolio for reportable segments provided by SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. As management makes decisions on a managed basis within each segment, information about reportable segments is provided on a managed basis.

Net Charge-Off Rate

Average Loans Outstanding used in the calculation of the Net Charge-Off Rate includes an estimate of the uncollectible portion of finance charge and fee receivables. We recognize earned finance charges and fee income on open ended loans according to the contractual provisions of the credit arrangements. When we do not expect full payment of finance charges and fees, we do not accrue the estimated uncollectible portion as income. The estimated uncollectible portion of finance charges and fees is adjusted quarterly.